Exhibit 8.1

April 20, 2005	Mayer, Brown, Rowe & Maw LLP
190 South La Salle Street
Chicago, Illinois 60603-3441

Main Tel (312) 782-0600
Main Fax (312) 701-7711
www.mayerbrownrowe.com

The Board of Trustees
Amli Residential Properties Trust
125 South Wacker Drive, Suite 3100
Chicago, Illinois 60606

Re:	Status as a Real Estate Investment Trust (“REIT”); Information in the
Registration Statement under “FEDERAL INCOME TAX CONSIDERATIONS”

Ladies and Gentlemen:

     We have acted as special counsel to Amli Residential Properties Trust, a Maryland real estate investment trust (the “Company”), in connection with the registration of a total dollar amount of $300,000,000 of common shares, preferred shares and warrants of the Company (the “Shares”), all of which Shares may be offered and sold by certain selling shareholders from time to time as set forth in the prospectus (the “Prospectus”) which forms a part of the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on April 8, 2005, as amended through the date hereof (the “Registration Statement”). Unless otherwise specifically defined herein, all capitalized terms have the meanings assigned to them in the Registration Statement.

     In connection with the registration of the Shares, you have requested our opinions concerning (i) the qualification and taxation for federal income tax purposes of the Company as a REIT; and (ii) the information in the Registration Statement under the heading “Federal Income Tax Considerations.”

     In formulating our opinions, we have reviewed and relied upon the Registration Statement, other documents and information provided by you, and such applicable provisions of law and other documents as we have considered necessary or desirable for purposes of the opinions expressed herein.

     In addition, we have relied upon the Company’s certificate (the “Officer’s Certificate”), executed by a duly appointed officer of the Company, setting forth certain representations relating to the organization and actual and proposed operation of the Company, Amli Residential Properties, L.P. (the “Operating Partnership”), Amli Management Company, Amli Institution

Brussels Charlotte Chicago Cologne Frankfurt Houston London Los Angeles New York Palo Alto Paris Washington, D.C.
Independent Mexico City Correspondent: Jauregui, Navarrete y Nader S.C.

Mayer, Brown, Rowe & Maw LLP operates in combination with our associated English limited liability partnership in the offices listed above.

The Board of Trustees

April 20, 2005

Advisors, Inc., Amli Residential Construction, LLC, and each of the partnerships in which the Operating Partnership will directly or indirectly hold an interest and which actually owns an interest in real property (the “Property Partnerships”). For purposes of our opinions, we have not made an independent investigation of the facts set forth in such documents, the Officer’s Certificate, the partnership agreements for the Operating Partnership or the Property Partnerships, or the Registration Statement. We have, consequently, relied upon the Company’s representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinions. No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such facts or documents in a material way.

     In rendering these opinions, we have assumed that the transactions contemplated by the foregoing documents have been consummated in accordance with the operative documents, and that such documents accurately reflect the material facts of such transactions. In addition, these opinions are based upon the assumption that the Company, the Operating Partnership, Amli Management Company, Amli Institution Advisors, Inc., Amli Residential Construction, LLC, and the Property Partnerships have operated and will continue to each be operated in the manner described in the applicable partnership agreement or other organizational documents and in the Registration Statement, and all terms and provisions of such agreements and documents have been and will continue to be complied with by all parties thereto. Our opinions expressed herein are based on the applicable laws of the States of Maryland and Delaware, the Code, Treasury regulations promulgated thereunder, interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could adversely affect our conclusions.

     Based upon and subject to the foregoing, it is our opinion that:

     1. Beginning with the Company’s taxable year ending December 31, 1994, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, and the Company’s actual and proposed method of operation, as represented in the Registration Statement and as represented in the Officer’s Certificate, has enabled it and will continue to enable it to satisfy the requirements for qualification as a REIT.

     2. The information in the Registration Statement under the heading “FEDERAL INCOME TAX CONSIDERATIONS,” to the extent that it constitutes matters of law or legal conclusions, has been reviewed by us and is correct in all material respects.

     Other than as expressly stated above, we express no opinion on any issue relating to the Company, the Operating Partnership, any Property Partnership or any investment therein.

The Board of Trustees

April 20, 2005

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein and under the caption “FEDERAL INCOME TAX CONSIDERATIONS” in the Registration Statement.

Very truly yours,

/s/ MAYER, BROWN, ROWE & MAW LLP

AMK